United States
                       Securities and Exchange Commission
                             Washington, D.C. 10549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number    000-27374
                                                                  --------------

                         RainTree Healthcare Corporation
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             (Exact name of registrant as specified in its charter)

  15300 North 90th Street, Suite 100, Scottsdale, Arizona 85260, (480) 423-1954
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
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                (Title of each class of securities by this Form)


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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(l)(i)       |X|        Rule 12h-3(b)(l)(i)       |_|
         Rule 12g-4(a)(l)(ii)      |_|        Rule 12h-3(b)(l)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|        Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|        Rule 15d-6                |_|

     Approximate  number of holders of record as of the  certification or notice
date:     22
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     Pursuant  to the  requirements  of the  Securities  Act of  1934  (Name  of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 22, 1999           By: /s/ JIMMY L. FIELDS
     ---------------------             -----------------------------------------
                                       Jimmy L. Fields, Executive Vice President
                                       and Chief Financial Officer

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.